UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Dell Inc.

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Dell engaged in the following communications today

Sales FAQ

Questions and answers & addressing competitive comments

FOR INTERNAL USE ONLY

Aug. 2, 2013

The following are common questions that might come up in customer conversations. Please refer to the press release for more detail and use the Virtual Sales Kit for customer-facing presentation and discussion materials.

Urgent customer questions and competitive comments should be sent to Customer_program_office@dell.com

FREQUENTLY ASKED QUESTIONS ABOUT DELL’S GO PRIVATE ACTIVITIES

1.	Why did the transaction vote not take place at the Aug. 2 Special Meeting of Stockholders?

The Special Committee of the Board of Directors announced that it has entered into a revised definitive merger agreement with Michael Dell and global technology investment firm Silver Lake, which increased the merger consideration to $13.75 per share in cash plus payment of a special dividend of $0.13 per share. In addition, stockholders are guaranteed that the third quarter dividend of $0.08 per share will be paid to stockholders of record as of a date prior to closing.

In light of the revised agreement, the Special Committee has established a new record date of Aug. 13, 2013 for shareholders eligible to vote on the transaction at the Special Meeting which will was adjourned from Aug. 2 to Sept. 12, 2013 at 9:00 a.m. Central Time at the Dell Round Rock campus.

2.	When will Dell hold its 2013 Annual Meeting of Stockholders?

The 2013 Annual Meeting of Stockholders will be held on Oct. 17, 2013 at 9:00 a.m. Central Daylight Time at the Dell Round Rock campus.

3.	What does the transaction mean to Dell?

Under a new, private company structure, we will have the flexibility to fully pursue and realize our end-to-end scalable solutions strategy and pursue organic and inorganic investment, without the scrutiny associated with a publicly traded stock, quarterly targets, and other limitations of operating as a public company.

We will unleash the entrepreneurial spirit of more than 100,000 employees, to further Michael’s bold vision to transform the IT industry by making the best technology accessible to anyone and everyone—helping people achieve their full potential. Dell has a strong balance sheet, solid cash flow, an outstanding management team, and a globally-recognized brand.

4.	What does it mean to our customers?

Under a new, private company structure, we answer only to our customers. We will continue to execute on our strategy to be the leading provider of end-to-end scalable solutions. Our strategy is aimed at solving our customers’ biggest pain points, the things they need to solve in order to be successful.

5.	What happens next?

Until the transaction closes, we remain a publicly-traded company. The transaction is expected to close before the end of the third quarter of Dell’s FY2014, subject to the satisfaction of customary closing conditions.

COMPETITIVE STATEMENTS

Always important to Dell is the strong relationships we have with our customers. Below are responses you can use should questions arise regarding our business:

1.	The buyout will change Dell’s vision and leadership: False

a. Our leadership and our strategic execution have been consistent as we’ve built a comprehensive portfolio to help our customers succeed. Secure, easy to manage, end-to-end solutions from the cloud to the data center to devices remain at the core of our value proposition to you.

b. We believe this potential going private transaction will only strengthen our capabilities to bring you industry-leading, distinctive, simplified and easy-to-manage and scalable solutions.

c. Michael Dell continues to serve as chairman and CEO. He is active and engaged in the business. He is a strong and experienced leader. The current senior leadership team remains the same.

2.	Dell will focus less on its customers and more on its bottom line: False

a. Our unwavering focus is on delivering a fantastic customer experience and creating value for our customers.

b. Nothing will change in the way we deliver for customers.

c. This transaction is about ownership of the company, and we will continue to focus on serving you, providing you with a superior experience and the products and solutions to help customers do and achieve more.

d. We focus on practical innovation, efficient and affordable solutions and our superior customer relationship model. Our deep relationships with our customers give us a unique understanding of their needs and can personalize their solutions.

3.	Dell spends less than competitors in R&D, and going private will make R&D spending even less in the future: False

a. Our strategy is about investing in what our customers want and need – on real-world innovation - not on technologies that increase costs or complexity.

i. We choose to strategically invest in solutions that deliver real results, for example:

1. Dell Active Infrastructure: Accelerates the delivery of IT services with a workload optimized, automated, and integrated infrastructure speeding time to value and lowering cost

2. Dell VRTX: The first converged IT solution designed specifically remote & small offices

3. Dell 12G servers with 50% more memory, agent-free management, 5X faster deployment and fresh air cooling

4. XPS 12 convertible: The only high-performance Ultrabook to feature the elegant flip-hinge design

5. PCI Express Flash innovation: 1st to Market with front access hot-plug PCIe-SSDs

b. Dell will continue to invest organically and inorganically to drive innovation for our customers. We plan to invest in several key areas that are aligned with our business strategy to be the leading provider of end-to-end scalable solutions.

i. Extending our enterprise solutions and services capabilities through investments in research and development and additional acquisitions

ii. Expanding sales coverage and channel partnerships

iii. Expanding presence and ability to compete in emerging markets

iv. Investing for growth in the PC and tablet business

v. Accelerating the delivery of an enhanced and simplified customer experience

c. Also we have a long history of innovation and collaboration with our customers and partners.

i. Dell gains this insight by maintaining close relationships with our customers. From the industry leading efforts in Social Media to the daily interactions with real customers, Dell Engineering leads gain access to a deep understanding of customer problems as part of the day to day activities while others must spend millions of their R&D budget on travel to accomplish the same.

ii. Dell’s commitment to industry standards also plays a role in driving R&D efficiency by leveraging the great work being done by partners and implementing design changes that optimize all elements of the customer solutions, not just those designed by Dell.

4.	Dell is getting out of the PC business: False

a. Our End User Computing business continues to be an important element of our strategy. Despite recent contraction in the global PC demand environment we continue to see how important this area is to our customers. End user computing growth and profitability is critical to our business, and we will continue to invest in this important business.

5.	There will be less innovation coming from Dell in the future: False

a. We believe that our proposed new ownership will provide long-term support to help Dell innovate, invest for growth and accelerate our transformation strategy. We’ll have the flexibility to continue organic and inorganic investment and drive industry-leading innovation.

b. The forces of cloud, big data, mobile and security are changing the way people live, businesses operate and the world works, just as the PC did almost 30 years ago. Now we’re going to do what Dell does best—democratize and simplify these innovations and put more power into the hands of more people than ever before.

6.	Dell’s prices will have to increase to pay for the buy-out: False

a. The buyout is being undertaken by private investors, including Dell’s current Chairman and founder, Michael Dell. The cost of the transaction goes to them, with little relationship to the cost of Dell’s products and solutions today.

b. Because Dell uses industry standards, we allow for a lower price point and give customers the ability to do more and buy more as their business grows.

7.	Analysts have speculated that the buyout might make Dell riskier: False

a. Dell has a strong balance sheet and solid cash flow, an outstanding management team and a globally-recognized brand.

b. Under a new, private company structure, we will have the flexibility to fully pursue and realize our end-to-end scalable solutions strategy and pursue organic and inorganic investment, without the scrutiny associated with a publicly traded stock, quarterly targets, and other limitations of operating as a public company.

8.	Some competitors say that Dell faces an extended period of uncertainty and transition that will not be good for its customers: False

a. Our unwavering focus is on delivering a fantastic customer experience and creating value for our customers.

b. The anticipated transaction timetable is short and limited. Should the transaction be approved, it is expected to close before the end of Dell’s fiscal third quarter.

c. This transaction is about ownership of the company, and we will continue to focus on serving you, providing you with a superior experience and the products and solutions to help customers do and achieve more.

Dell Sales Organization Notification

Date: Aug. 2

Audience: Dell Sales and Support Teams

Subject: Dell Special Meeting of Stockholders adjourned from Aug. 2 to Sept. 12

Dear Sales and Support Teams,

As you may know, the Special Meeting of Stockholders previously scheduled to be reconvened today was adjourned to Sept. 12 at 9 a.m. Central Daylight Time.

If you receive customer inquiries about the adjournment, please tell them the following:

•

The Special Committee of the Board of Directors has entered into a revised definitive merger agreement with Michael and Silver Lake, which increased the merger consideration to $13.75 per share plus payment of a special dividend of $0.13 per share. In addition, stockholders are guaranteed that the third quarter dividend of $0.08 per share will be paid to stockholders of record as of a date prior closing.

•	The Special Committee has established a new record date of Aug. 13, 2013 for shareholders eligible to vote on the transaction at the Special Meeting.

•	The Special Meeting was adjourned from Aug. 2 to Sept. 12, 2013 at 9:00 a.m. Central Time at the Dell Round Rock campus.

•	We maintain an unwavering focus on our customers and delivering best-in-class end-to-end solutions to them.

We are also providing you with an FAQ to help answer some of the questions you might receive.

Each of us plays an important role in helping to reassure customers of this ongoing commitment to supporting their future growth. We will share more information with you as it becomes available. We want to be responsive to you so you can be responsive to your customers.

Thank you.

Sincerely,

[INSERT REGIONAL LEADER NAME]

Channel internal email

Date: Aug. 2

Dell Special Meeting of Stockholders adjourned from Aug. 2 to Sept. 12

As you may know, the Special Meeting of Stockholders previously scheduled to be reconvened today was adjourned to Sept. 12 at 9 a.m. Central Daylight Time.

During this time it is important that we maintain an unwavering focus on our partners and customers. Our commitment should remain to provide them with a superior experience and the products and solutions to drive their business.

We are also providing you with an FAQ to help answer some of the questions you might receive.

I thank you for your continued support and we will keep you informed throughout this process.

Sincerely,

Greg Davis

Channel partner email

Date: Aug. 2

Audience: Dell Channel Partners

Subject: Dell Special Meeting of Stockholders Postponed Until Sept. 12

Dear Valued Partners,

As you may know, the Special Meeting of Stockholders previously scheduled to be reconvened today was adjourned to Sept. 12 at 9 a.m. Central Daylight Time.

The Special Committee of the Board of Directors announced that it has entered into a revised definitive merger agreement with Michael Dell and Silver Lake, which increased the merger consideration to $13.75 per share in cash plus payment of a special dividend of $0.13 per share. In addition, stockholders are guaranteed that the third quarter dividend of $0.08 per share will be paid to stockholders of record as of a date prior to closing.

In light of the revised agreement, the Special Committee has established a new record date of Aug. 13, 2013 for shareholders eligible to vote on the transaction at the Special Meeting which will be adjourned from Aug. 2 to Sept. 12, 2013 at 9:00 a.m. Central Time at the Dell Round Rock campus.

During the pendency of the transaction, we maintain an unwavering focus on our customers and our commitment to provide you our channel partners with a superior experience and the products and solutions to drive your business.

For the latest information on developments and progress, click this link.

I thank you for your continued support and we will keep you informed throughout this process.

Sincerely,

Greg Davis

The Bottom Line

Date: Aug. 2

The Top 5

The Special Committee of the Board of Directors announced that it has entered into a revised definitive merger agreement withMichael and Silver Lake. In light of the revised agreement, the Special Committee has established a new record date of Aug. 13, 2013 for shareholders eligible to vote on the transaction at the Special Meeting which was adjourned from Aug. 2 to Sept. 12, 2013 at 9:00 a.m. Central Time at the Dell Round Rock campus. If you receive questions from customers, please reference the talking points on the Virtual Sales Kit.

Do you have a specific customer question or issue that you are unable to address? Please contact the Customer Program Office for assistance.

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in these materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 1, 2013 (as amended with the filing of a Form 10-K/A on June 3, 2013 containing Part III information) and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.